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                                                                EXHIBIT 4.(a).26

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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                        CDC SOFTWARE HOLDING CORPORATION

                                       AND

                               JRG SOFTWARE, INC.

                                                                JANUARY 20, 2006

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                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of January20, 2006 (the "AGREEMENT DATE") by and between CDC Software Global Holdings Corporation, a BVI corporation ("BUYER"), and JRG Software, Inc., a Delaware corporation ("SELLER").

                                    RECITALS

     A. The Board of Directors of Seller has determined that it would be advisable and in the best interests of Seller's security holders that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, certain assets of Seller and, in connection therewith, Buyer has agreed to assume certain liabilities of Seller, all on the terms set forth herein (the "ASSET PURCHASE"), and, in furtherance thereof, has approved the Asset Purchase and the other transactions contemplated by this Agreement.

     B. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer's willingness to enter into this Agreement, (i) each of the Designated Employees (as defined herein) is accepting an offer of employment with Buyer (effective as of the Closing (as defined below)) on the terms set forth in a separate offer letter (the "OFFER LETTERS") between Buyer and each Designated Employee, (ii) Jonathon Knight and Ron Drabkin are executing and delivery to Buyer a non-solicitation agreement (effective as of the Closing) in the form of Exhibit A, (the "FOUNDERS' NON-SOLICITATION AGREEMENT"), (iii) George Roumeliotis is executing and delivering to Buyer a noncompetition and non-solicitation agreement (effective as of the Closing) in the form attached hereto as Exhibit B (the "ROUMELIOTIS NONCOMPETITION AGREEMENT"); and (iv) George Roumeliotis shall provide Buyer with the transition services pursuant to an agreement by and among the Buyer and Mr. Roumeliotis in the form attached hereto as Exhibit C.

     C. Promptly following payment of any required Holdback Payment following Day 90 (as such terms are defined below), Seller intends to distribute its remaining assets, including proceeds received from Buyer hereunder, to its creditors and shall proceed to dissolve or otherwise wind up its operations (the "SELLER WIND DOWN").

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     (A) "AFFILIATE" means an "affiliate" within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act.

     (B) "BUSINESS" means Seller's business as currently conducted.

     (C) "BUYER ANCILLARY AGREEMENTS" means all agreements and documents to which Buyer is or will be a party that are required to be executed pursuant to this Agreement.

     (D) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as


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amended, and the rules and regulations promulgated thereunder.

     (E) "CODE" means the Internal Revenue Code of 1986, as amended.

     (F) "CONTRACT" means any contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, lease, letter of intent, quotation or purchase order (in each case, whether oral or in writing), which is currently in effect and material to the Business.

     (G) "DESIGNATED EMPLOYEES" means Charles Rand and Reinaldo Giudici.

     (H) "ENCUMBRANCE" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset,
(b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

     (I) "EXCLUDED ASSETS" means all assets and properties of Seller other than the Purchased Assets.

     (J) [INTENTIONALLY LEFT BLANK]

     (K) "GAAP" means United States generally accepted accounting principles.

     (L) "GOVERNMENTAL ENTITY" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Tax or other governmental or quasi-Governmental Entity.

     (M) "INTELLECTUAL PROPERTY RIGHTS" means worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.


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     (N) "IRS" means the Internal Revenue Service.

     (O) "KNOWLEDGE OF SELLER" or "KNOWLEDGE" when used in connection with Seller, means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of George Roumeliotis, Jonathon Knight or Rob Drabkin and the knowledge that each such person would reasonably be expected to have as a result of his position or responsibilities as an officer, director or employee of Seller.

     (P) "MATERIAL ADVERSE EFFECT" shall mean a material diminution in the value or condition (financial or otherwise) of the Purchased Assets, taken as a whole.

     (Q) "PERSON" means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

     (R) "POST-CLOSING ADJUSTMENTS" means any liability incurred by the Buyer in connection with a refund or other repayment of any advance, minimum guarantee or other amounts previously paid to Seller under an Assumed Contract.

     (S) Intentionally Left Blank

     (T) "SEC" means the Securities and Exchange Commission.

     (U) Reserved.

     (V) "SECURITIES ACT" means the Securities Act of 1933, as amended.

     (W) "SELLER ANCILLARY AGREEMENTS" means all agreements and documents to which Seller is or will be a party that are required to be executed pursuant to this Agreement.

     (X) "SELLER COMMON STOCK" means the common stock of Seller, $0.0001 par value per share.

     (Y) "SELLER PREFERRED STOCK" means Series A Preferred Stock and Series B Preferred Stock of Seller, $0.0001 par value per share.

     (Z) "SELLER STOCKHOLDERS" means the record holders of issued and outstanding shares of Seller Common Stock and Seller Preferred Stock.

     (AA) "SOFTWARE" means, collectively, all of the software of Seller in any form (including all software programs, objects, modules, routines, algorithms and code, in both source code and object code form) and includes (a) all past and current versions and releases of Seller software products, all work-in-process and developed but unreleased code, and all versions or releases under development as of the Closing Date (as defined in Section 2.4), (b) any other software owned by Seller that is, has been or is intended to be used by Seller in connection with the Business and/or the design, development, testing, maintenance or utilization of the software described in this paragraph, and (c) all derivative works of any of the software described in this paragraph. The term "Software" shall include Seller's Factory Scheduler, Performance Manager, Enterprise Planner (otherwise known as Multi-Site Performance Manager") and related Build-to-Consumption on-demand hosted solutions software.

     (BB) "SUBSIDIARY" of a specified entity means any corporation, association, business entity,


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partnership, limited liability company or other Person of which the specified entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or
(b) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body.

     (CC) "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other Tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to Tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such Tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

     Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

                                   ARTICLE II
                                PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Buyer at the Closing (as defined in Section 2.4) all of Seller's right, title and interest in and to all of the following assets (collectively, the "PURCHASED ASSETS"):

     (a) all of Seller's rights under those Contracts set forth on Schedule 2.1(a) (collectively, the "ASSUMED CONTRACTS");

     (b) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including all rights to seek and obtain injunctive relief and to recover damages for past, present and future infringement of Intellectual Property Rights of Seller;

     (c) all of Seller's rights to and interest in Seller IP Rights (as defined in Section 3.12(a)), to the extent such Seller IP rights may be sold, transferred, conveyed, assigned and delivered, including those set forth on
Schedule 2.1(c);

     (d) all Software;

     (e) all books, records, files and papers of Seller, whether in hard copy or computer format, relating to the Purchased Assets, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records (to the extent permitted by applicable law) relating to the Designated Employees and Other Employees who accept Buyer's offer of employment, and any information relating to Taxes imposed on the Purchased Assets, provided,


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however, that notwithstanding the foregoing, Seller shall be entitled to retain the originals of all files, books, records, lists, and other data needed in connection with resolving claims in, or in connection with the Seller Wind Down, provided further, however, that (a) Buyer shall be provided copies of any such original records and (b) Seller shall deliver to Buyer such original records upon the completion of the Seller Wind Down;

     (f) all assets set forth on Schedule 2.1(f); and

     (g) all goodwill associated with the Purchased Assets.

2.2 Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume Seller's obligations to perform only those obligations under the Assumed Contracts arising after the Closing and to the extent disclosed on Schedule 2.2 (the "ASSUMED LIABILITIES"). Notwithstanding any provision in this Agreement, Buyer shall not assume any liabilities of Seller other than the Assumed Liabilities (such liabilities of Seller other than the Assumed Liabilities, the "EXCLUDED LIABILITIES").

2.3 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Prior and subsequent to the Closing, Buyer and Seller (for a period of not more than 90 days) will use their commercially reasonable efforts (but without any payment of money by Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer or as Buyer may otherwise request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Buyer would not in fact receive all such rights, Buyer and Seller will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller with respect to any Purchased Asset or any claim or right or any benefit arising thereunder. Notwithstanding the foregoing Section 2.3, Seller shall have no liability to Buyer under this Section 2.3 for a period of more than 90 days following the Closing Date.

2.4 Closing. The closing of the Asset Purchase (the "CLOSING") shall take place not later than two business days following the satisfaction or waiver of each of the conditions set forth in Article VII, but not later than January 31, 2006, or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of O'Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California or at such other location as the parties hereto agree. The date on which the Closing actually occurs is herein referred to as the "CLOSING DATE."

2.5 Purchase Price.

     (a) Purchase Price. The aggregate purchase price for the Purchased Assets will be (i) an amount equal to Twenty-Five Thousand Dollars (the "ADVANCE"), to be paid within 2 business days of the Agreement Date and which shall be used by Seller to purchase, prior to the Closing, the Dell servers that are identified on Schedule 2.1(f). In the event that the purchase price of said Dell servers (the "Dell Servers Price") shall be greater than the Advance, the Buyer shall pay an amount equal to the difference between the Dell Server Price and the Advance to the Seller (the Second Advance"); (ii) an amount equal


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to Three Hundred Seventy-Five Thousand Dollars ($375,000), minus any Earnest
Money Payment (defined in Section 2.5(d) below) paid to Seller and not refunded to Buyer prior to the Closing and the Second Advance, by wire transfer of immediately available funds (the "CLOSING PAYMENT"). and (iii) a contingent holdback payment to be determined and paid as provided in Section 2.5(b) below. The aggregate total value of payments pursuant to clauses (i), (ii) and (iii) above and Section 2.5(d) below, together with Assumed Liabilities, is herein referred to as the "PURCHASE PRICE." The Closing Payment shall be made at the Closing.

     (b) Holdback Payment. In addition to the Closing Payment, Seller shall be entitled, upon and subject to the terms of this Agreement and subject to Section 9.2, to receive from Buyer as additional consideration for the transfer of the Purchased Assets an amount equal to One Hundred Thousand Dollars ($100,000) minus the Post-Closing Adjustments = (the "HOLDBACK PAYMENT"). Buyer shall be required to pay, and the Seller shall be entitled to receive, the Holdback Payment not later than two (2) business days following the ninetieth (90th) day following the Closing Date ("DAY 90").

     (c) Allocation of Purchase Price. Within 15 days after the Closing, Buyer shall in good faith determine the allocation of the Purchase Price among the Purchased Assets in accordance with the principles of Section 1060 of the Code (the "PURCHASE PRICE ALLOCATION") and shall deliver to Seller a copy of such Purchase Price Allocation promptly after such determination. The parties shall file Forms 8594 consistent with the Purchase Price Allocation, if any, and each of Buyer and Seller agrees to provide the other a copy of its Form 8594 promptly after the filing thereof. Neither Buyer nor Seller shall take a position that is inconsistent with the Purchase Price Allocation, if any, in any filings, declarations and reports with the IRS, and each of Buyer and Seller shall make consistent use of such allocation for all Tax purposes.

     (d) Earnest Money Payment and Return of Advance. In the event that the Closing does not occur on or before February 3, 2006, Buyer shall advance Thirty-Five Thousand Dollars ($35,000) by check or wire transfer of immediately available funds to Seller as partial payment of the Purchase Price under this Agreement (the "EARNEST MONEY PAYMENT"). The Earnest Money Payment shall be non-refundable, except that Seller shall refund the Earnest Money Payment by check or wire transfer of immediately available funds to the Buyer if the conditions set forth under Section 7.3 hereof are not fulfilled or satisfied before February 11, 2006. In the event that the Closing does not occur (other than as a result of the termination of the Agreement by Seller under Section 8.2(c)), Seller shall promptly return the Advance and the Second Advance to Buyer within 5 business days.

2.6 Title Passage; Delivery of Purchased Assets.

     (a) Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to all of the Purchased Assets shall pass to Buyer; provided, however, that Buyer may elect (by written notice to Seller) to require Seller to convey any of die Purchased Assets to a Subsidiary or Affiliate of Buyer rather than to Buyer, and Seller shall comply with any such election by delivering to Buyer or a Subsidiary or Affiliate of Buyer, as applicable, (i) possession of all of the Purchased Assets and (ii) proper assignments, conveyances and bills of sale sufficient to convey to Buyer or a Subsidiary or Affiliate of Buyer, as applicable, all of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances.

     (b) Method of Delivery of Assets; Transfer Taxes. At the Closing, Seller shall deliver or cause to be delivered to Buyer or a Subsidiary or Affiliate of Buyer, as applicable, all of the Purchased Assets, which shall be delivered to Buyer or a Subsidiary or Affiliate of Buyer, as applicable, in the form


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and to the location to be determined by Buyer in its reasonable discretion upon the Closing Date at Seller's cost and expense; provided, however, that, to the extent practicable, Seller shall deliver all of the Purchased Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased Asset. Seller will pay all sales, transfer, bulk sales, stamp, income, capital gains, use or other transfer Taxes associated with the transactions contemplated by this Agreement. Seller shall provide to Buyer a copy of any Tax Returns (as defined in Section 3.7) reflecting the payment of all Taxes paid by Seller as a result of the Asset Purchase.

     (c) Straddle Periods. All property Taxes, personal property Taxes and similar ad valorem obligations in respect of the Purchased Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date ("STRADDLE PERIODS") shall be prorated in accordance with the rules provided in
Section 164(d) of the Code. Buyer in its sole discretion shall have the right to prepare or cause to be prepared all Tax Returns for Straddle Periods. If Buyer does not exercise its rights in the preceding sentence, Seller shall prepare or cause to be prepared any Tax Returns for Straddle Periods that Buyer does not prepare. The party preparing a Tax Return for a Straddle Period (the "PREPARING PARTY") shall provide such Tax Return to the other party for review not less than ten days in advance of the due date thereof, and such other party shall pay to the Preparing Party its prorated portion of the Tax shown to be due on each such Tax Return not less than five days before the due date of such payment.

2.7 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and interest in, to and under, and/or possession of all of the Purchased Assets, the directors and officers of Buyer are fully authorized, in the name and on behalf of Seller or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the exceptions set forth in the disclosure letter of Seller which will be attached to this Agreement as Exhibit B (the "SELLER DISCLOSURE LETTER") (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and to the extent the relevance of such disclosure to other representations and warranties is clearly apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Seller to Buyer), Seller represents and warrants to Buyer as as follows:

     3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as currently proposed by it to be conducted. Seller is qualified to transact business, and is in good standing, in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except where such failure would not individually or in the aggregate have a Material Adverse Effect on Seller, the Business or the Purchased Assets. Seller has delivered to Buyer true, correct and complete copies of its Certificate of Incorporation and Bylaws, each as currently in effect. Seller is not in violation of its Certificate of Incorporation or Bylaws, each as currently in effect.


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

     3.2 No Subsidiaries. Seller does not have any Subsidiaries or any equity or ownership interest, whether direct or indirect, in any Person. Seller is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person, and Seller is not a party to any joint venture.

     3.3 Authorization; Noncontravention; Enforceability.

     (a) Authorization. Seller has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by Seller's Board of Directors. The affirmative votes of (i) the holders of a majority of all shares of Seller Common stock issued and outstanding, (ii) the holders of a majority of all Seller Common Stock and Seller Preferred Stock, voting together as a class and (iii) the holders of a majority of the outstanding Seller Preferred Stock, voting together as a class, are the only votes of the holders of Seller capital stock necessary to approve the Asset Purchase (the "SELLER STOCKHOLDER APPROVALS").

     (b) Noncontravention. The execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any Encumbrance on any of the Purchased Assets or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of Seller, in each case as amended to date, (B) any Contract, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of the Purchased Assets, which violation or default would result in a Material Adverse Effect or
(C) any privacy policy of Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the Seller Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except as would not have a Material Adverse Effect on the Purchased Assets.

     (c) Enforceability. This Agreement has been duly executed and delivered by Seller. This Agreement and each Seller Ancillary Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

     3.4 Reserved.

     3.5 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, mediation or investigation pending before any Governmental Entity, or, to Seller's knowledge, threatened against Seller or any of the Purchased Assets or any of Seller's directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Seller), nor, to Seller's knowledge, is there any reasonable basis for any such action, suit, proceeding, claim, arbitration, mediation or investigation. There is no judgment, decree, injunction, rule or order against Seller, any of the Purchased Assets or, to Seller's knowledge, any of Seller's directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Seller). To Seller's knowledge, there is no reasonable basis for any Person to assert a claim against Seller or any of the Purchased Assets based upon: (a) Seller entering into this Agreement or any of the other transactions or agreements contemplated hereby; (b) any confidentiality or similar agreement entered into by Seller regarding the Purchased Assets; or (c) any claim that Seller has agreed to sell or dispose of the Purchased Assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. Seller has no action, suit, proceeding, claim, arbitration or mediation against any other Person.

     3.6 Financial Statements. Seller has delivered to Buyer as attachments to
Schedule 3.6 of the Seller Disclosure Letter (i) an unaudited balance sheet of Seller dated December 31, 2005 (the "BALANCE SHEET DATE" and (ii) an unaudited income statement and statement of cash flows for the three months ended December 31, 2005 (all such financial statements of Seller and any notes thereto are hereinafter collectively referred to as the "SELLER FINANCIAL STATEMENTS"). The Seller Financial Statements: (i) are true, correct and complete in all material respects; (ii) are derived from and are in accordance with the books and records of Seller; (iii) fairly and accurately represent the financial condition of Seller at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with GAAP applied on a consistent basis; and (iv) have been prepared in accordance with GAAP applied on a basis consistent with prior periods, except for any absence of notes thereto. There has been no change in Seller's accounting policies other than as specifically described in the notes to the Seller Financial Statements. Seller has delivered to Buyer as an attachment to Schedule 3.6 of the Seller Disclosure Letter a detailed list of Seller's liabilities in excess of $10,000 as of the Closing Date (the "LIABILITIES LIST"). Seller has no liability in excess of $10,000 or otherwise material to the Business, the results of operations of Seller or the financial condition of Seller, or liabilities in excess of $25,000 in the aggregate, except for those shown on the Liabilities List.

     3.7 Taxes. Seller (i) has properly completed and timely filed all Tax and information returns and reports (collectively, "TAX RETURNS") required to be filed by it, (ii) has timely paid all material Taxes required to be paid in respect of all periods for which Tax Returns have been filed, (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable Tax Returns up to the Balance Sheet Date, (iv) has made all necessary estimated Tax payments to the extent payment is due and has no liability for Taxes in excess of the amount so paid or accruals or reserves so established in the Seller Financial Statements, and (v) has withheld all material amounts required by any applicable laws or regulations to be withheld from compensation paid or owed to Seller's employees, consultants, directors or other third parties. No such Tax Return of Seller is under audit by the IRS or other Governmental Entity, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Entity conducting such audit and all Taxes and any penalties or interest determined by such audit to be due from Seller have been paid in full to the applicable Governmental Entities. No Tax liens are currently in effect against any of the Purchased Assets or the Business, except Encumbrances for such Taxes not yet due and payable. There is not in effect any waiver by Seller of any statute of limitations with respect to any Taxes relating to the Purchased Assets or the Business nor has Seller agreed to any extension of time for filing any such Tax Return that has not been filed, and Seller has not consented to extend to a date later than the Closing Date hereof the period in which any such Tax may be assessed or collected by any Governmental Entity. No benefit payable or which may become payable by Seller pursuant to any employee plan or as a result of or arising under this Agreement will constitute an "excess parachute payment" (as defined in Section 280G(b)(l) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

     3.8 Title to and Condition of Purchased Assets; Sufficiency of Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any Encumbrances. Title to all of the Purchased Assets is freely transferable from Seller to Buyer free and clear of all Encumbrances without obtaining the consent or approval of any Person. The Purchased

Assets constitute, in all material respects, all intangible assets, intangible properties, rights and Intellectual Property Rights that are used in the Business as of the Closing Date. Except as set forth in Schedule 3.8 of the Seller Disclosure Letter, (a) none of the Purchased Assets is licensed or leased from any third party and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any Contract affecting the Purchased Assets and (b) none of the Purchased Assets is licensed to any third party except as indicated in the list of Material Contracts.

     3.9 Reserved.

     3.10 Material Contracts. Except as specifically identified in subsections
(a) through (1) of Schedule 3.10 of the Seller Disclosure Letter, Seller is not a party or subject to any of the following in connection with the Business:

     (a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to Seller in an aggregate amount of $10,000 or more;

     (b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), marketing, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of Seller;

     (c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Right for (or for the benefit or use of) Seller, or providing for the purchase by (or for the benefit or use of) or license to Seller of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Right, which software, content, technology or Intellectual Property Right is in any manner used or incorporated (or is presently contemplated by Seller to be used or incorporated) in connection with any aspect or element of any Software, product, service or technology of Seller which is included in the Purchased Assets;

     (d) any Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by Seller with any other Person;

     (e) any Contract containing indemnification, warranty or similar provisions with respect to products or services other than an obligation to repair or replace products in the event of defective workmanship or materials provided by Seller, other than in the ordinary course of the Business;

     (f) any Contract that restricts Seller from freely setting prices (including most favored customer pricing provisions) or that grants any exclusive rights to any other Person;

     (g) any Seller IP Rights Agreement (as defined in Section 3.12(b)); or

     (h) any other Contract to which Seller is a party or by which Seller or any of its assets or properties are bound that is material to the Business or to the Purchased Assets.

     A true and complete copy of each Contract and document required by subsections (a) through (h) of this Section 3.10 to be listed on Schedule 3.10 of the Seller Disclosure Letter (the "MATERIAL CONTRACTS") has been delivered or made available to Buyer's counsel.

     3.11 No Default; No Restrictions.

     (a) To Seller's knowledge, each Assumed Contract is valid and in full force and effect. Seller is not, nor to Seller's knowledge is any other party, in material breach or default under any Assumed Contract (and Seller has not received any written or oral notice regarding any such actual or potential violation or breach). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will or, to Seller's knowledge, would reasonably be expected to (i) result in a material violation or breach by Seller or, to Seller's knowledge, any other party of any of the provisions of any Assumed Contract or (ii) give any third party, to Seller's knowledge, (A) the right to declare a material default or exercise any remedy under any Assumed Contract, (B) the right to a material rebate, chargeback or penalty under any Assumed Contract, (C) the right to accelerate the maturity or performance of any material obligation of Seller under any Assumed Contract, or (D) the right to cancel, terminate or modify (in a manner materially adverse to Seller) any Assumed Contract. Seller has not received any written, or, to Seller's knowledge, oral notice or other communication regarding any actual or possible material violation or breach of, or default under, any Assumed Contract.

     (b) No Purchased Asset is affected by any judgment, injunction, order, decree, covenant or Contract (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the owner of such Purchased Asset from freely engaging in any business now conducted by Seller or from competing anywhere in the world (including any covenants or Contracts restricting the geographic area in which Seller may sell, license, market, distribute or support any products or technology or provide services or restricting the prices that Seller may charge for its products, technology or services) or includes any grants by Seller of exclusive rights or licenses. Other than as set forth on the Seller Disclosure Letter, there are no Material Contracts to which Seller is a party that if not assigned to Buyer would have a Material Adverse Effect on the Purchased Assets.

     (c) To the extent any Assumed Contract with a third Person provides for development or other performance by Seller: (i) such development or other performance has been timely and properly completed in all material respects in accordance with the terms of such Assumed Contract, and to Seller's knowledge there is no liability at this time and as of the Closing Date arising out of any prior deliverables; (ii) Seller is in material compliance with all internal schedules and specifications to meet any milestone or other delivery specified in such Assumed Contract, the date of which milestone or delivery has not yet occurred and (iii) Seller is not are aware of any matter which might cause Seller not to timely and properly meet any such milestone or other delivery date in full accordance with the applicable Assumed Contract. Seller is to its knowledge in material compliance with all maintenance and enhancement obligations contained in all Assumed Contracts, and Seller has not received any notice from any Person to the contrary. No other party to any Assumed Contract has ever exercised a "right to complete" or similar provision in any Assumed Contract that allowed such party to correct or complete any deliverable item from Seller.

     3.12 Intellectual Property Rights.

(a) Seller (i) owns (ii) has the valid right or license to use possess, develop, sell, license, copy, distribute, market, all Intellectual Property Rights and Software used in the conduct of the Business or otherwise used in, incorporated into, or embodied in any Seller Products and Services (as defined in Section 3.12(c)) (such Intellectual Property Rights being hereinafter collectively referred to as the "SELLER IP RIGHTS"). To Seller's knowledge, such Seller IP Rights are sufficient for the conduct of the Business. As used herein, the term "SELLER-OWNED IP RIGHTS" means Seller IP Rights that are owned or exclusively licensed to Seller; and "SELLER-LICENSED IP RIGHTS" means Seller IP Rights that are not Seller-Owned IP Rights.

(b) To Seller's knowledge, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, in accordance with their terms: (i) constitute a material breach of or default under any Contract governing any Seller IP Right (collectively, the "SELLER IP RIGHTS AGREEMENTS");
(ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller IP Right; or (iii) materially impair the right of Seller or Buyer, to use, possess, sell or license any Seller IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Seller to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Seller IP Rights by Seller, and to Seller's knowledge, none will become payable as a result of the consummation of the transactions contemplated hereby.

(c) Neither the use, development, manufacture, marketing, license, sale, distribution or intended use of any Software or other product or service currently licensed, utilized, sold, provided or distributed by Seller (collectively, the "SELLER PRODUCTS AND SERVICES") (i) violates any material license or other Contract between Seller and any third party, or (ii) infringes or misappropriates any Intellectual Property Right of any other party. There is no pending or, to Seller's knowledge, threatened claim or litigation contesting the validity, ownership or right of Seller to exercise any Seller IP Right or to make, use, market, sell, copy, or distribute any of Seller Products and Services or Seller IP Rights, nor to Seller's knowledge is there any legitimate basis for any such claim, nor has Seller received any written notice asserting that any Seller IP Right or the exercise, manufacture, marketing, use, sale, license, distribution or disposition of any Seller IP Right or Seller Products and Services conflicts or infringes, the rights of any other party, nor, to Seller's knowledge, is there any legitimate basis for any such assertion. Seller has not received correspondence from any third party, notifying Seller of or offering Seller a license under such third party's Intellectual Property Rights.

(d) To Seller's knowledge, no current or former employee, consultant or independent contractor of Seller: (i) is in material violation of any term or covenant of any employment Contract, patent disclosure agreement, invention assignment agreement nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, Seller or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To Seller's knowledge, neither the employment of any employee by Seller, nor the use by Seller of the services of any consultant or independent contractor, subjects Seller to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller, whether such liability is based on contractual or other legal obligations to such third party.

(e) Seller has taken all commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of Seller IP Rights that constitute trade secrets or confidential information of Seller and to preserve and maintain all of Seller's interests and proprietary rights in Seller IP Rights, including requiring every employee to sign employee invention assignment and confidentiality agreements in form previously provided to Buyer's counsel. All current and former officers, employees and consultants of Seller have executed and delivered to Seller an agreement regarding the protection of such proprietary information and the assignment of inventions and works of authorship to Seller; and copies of all such agreements with all current employees and former employees have been made available to Buyer's counsel. Seller has secured valid written assignments from all of Seller's current and former consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Seller-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that Seller does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Seller has any right, license, claim or interest whatsoever in or with respect to any Seller-Owned IP Rights.

(f) Schedule 3.12(f) of the Seller Disclosure Letter contains a true and complete list of: (i) all registrations, made by or on behalf of Seller with any governmental or quasi-Governmental Entity anywhere in the world, of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or world wide web URLs or addresses; and (ii) all pending applications for any such registrations. All registered Intellectual Property Rights held by Seller are valid, enforceable and subsisting.

(g) Except as listed in Schedule 3.12(g) of the Seller Disclosure Letter, Seller owns all right, title and interest in and to all Seller-Owned IP Rights free and clear of all Encumbrances other than licenses and agreements related to the Seller Products and Services entered into in the ordinary course of business consistent with past practices.

(h) Schedule 3.12(h) of the Seller Disclosure Letter contains a true and complete list of: (i) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any Person is authorized to use any Seller-Owned IP Rights, other than licenses and agreements based on standard forms entered into in the ordinary course of business consistent with past practices; and (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any third party Intellectual Property Rights (other than non-exclusive object code licenses of software generally available to the public at a per copy license fee of less than $500). Seller's standard form(s) of end user license is included in
Schedule 3.12(h) of the Seller Disclosure Letter.

(i) Schedule 3.12(i) of the Seller Disclosure Letter identifies each Contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Seller Source Code (as defined below) and further describes whether the execution of this Agreement or the consummation of the other transactions contemplated hereby, in and of themselves, would reasonably be expected to result in the release from escrow of any Seller Source Code. Neither Seller, nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Seller Source Code. To Seller's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Seller or any other party acting on Seller's behalf to any party of any Seller Source Code. "SELLER SOURCE CODE" means, collectively, any human-readable software source code, or any material portion or aspect of such source code, or any material proprietary information or algorithm contained in or relating to any such source code, that constitutes any part of the Software or other Seller Products and Services.

(j) To Seller's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller-Owned IP Rights by any third party, including any employee or former employee of Seller. Seller has not agreed to indemnify any Person for any infringement of any Intellectual Property Right of any third party by any Seller Products and Services, other than pursuant to agreements substantially similar to Seller's standard form of end user license agreement, copies of which have been provided or made available to Buyer's counsel, without any material deviation from the terms and conditions of indemnification set forth in that form.

(k) All Seller Products and Services developed by Seller and licensed by Seller to customers or provided by or through Seller to customers on or before the Agreement Date conform in all material respects (to the extent required in contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and Seller has no material liability (and, to Seller's knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the unaudited balance sheet of Seller dated December 31, 2005. Seller has delivered or made available to Buyer all documentation and notes relating to the testing of Seller's software products and plans and specifications for software products currently under development by Seller. Seller has no obligations with respect to any product or service to deliver any new or additional functionalities, versions, ports or products, or to perform any additional services, except for (i) maintenance and support obligations incurred in the ordinary course of business and consistent with past practices, made available on substantially similar terms to all customers who have obtained substantially similar products or services, and (ii) future consulting service or license obligations incurred in the ordinary course of business with respect to prior consulting engagements, and not resulting from the failure of any products licensed or sold or services rendered by Seller to comply in a material respect with any applicable commitments, specifications or warranties, and (iii) obligations which are reflected in reserves on the unaudited balance sheet of Seller dated December 31, 2005 identified to the future obligation(s) in question. Seller has taken such actions as are reasonably appropriate to document the operation, features and functionality of any Software included in any Seller Products and Services or used in the maintenance and support of Seller Products and Services. To Seller's knowledge, the materials comprising such Software, including the Source Code and documentation, have been written in a reasonable manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(l) No (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from third parties (other than funds received in consideration for capital stock of Seller) was used in the development of the computer software programs or applications owned by Seller. To Seller's knowledge, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Seller-Owned IP Rights, has performed services for the government, or any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller. To Seller's knowledge, no university, college other educational institution or research center has any right, title or interest in or to any Seller-Owned IP Right.

(m) Schedule 3.12(m) of the Seller Disclosure Letter lists all software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL). Mozilla Public License
(MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) ("OPEN SOURCE MATERIALS") that is included in any Seller Products and Services or Seller IP Rights, or that is otherwise used by Seller in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Seller). Except as explicitly set forth in Schedule 3.12(m) of the Seller Disclosure Letter, to Seller's knowledge, Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, Seller IP Rights or Seller Products and Services; (ii) distributed Open Source Materials in conjunction with any Seller IP Rights or Seller Products and Services; or (iii) used Open Source Materials that create, or purport to create, obligations for Seller or such Subsidiary with respect to any Seller IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Seller IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). Seller has not used or distributed Seller Products and Services in a manner that requires any material Software embodying material Seller-IP to be disclosed in source code form or licensed to a third party without charge. The Seller Source Code does not compile the source code of the Mondrian or Eigenbase components.

     3.13 Compliance with Laws.

     (a) General. Seller has complied with, and has not received any notices of violation with respect to, and any federal, state, local or foreign statute, law or regulation which would have a Material Adverse Effect on any of the Purchased Assets, including United States export control laws and regulations. To its knowledge, Seller has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity pursuant to which Seller currently operates or holds any interest in any of the Purchased Assets (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the "GOVERNMENTAL PERMITS"), and all of the Governmental Permits are, to Seller's knowledge, in full force and effect. Seller has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit, in each case as would have a Material Adverse Effect on the Purchased Assets. Seller is in compliance with the terms of all Governmental Permits, except to the extent of any non-compliance that would not have a Material Adverse Effect on the Purchased Assets or Seller's ability to consumate the Asset Transaction. Seller does not have any export licenses.

     3.14 Reserved.

     3.15 No Brokers. Neither Seller nor any Affiliate of Seller is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby. Buyer will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the transactions contemplated hereby or any act or omission of Seller or any of its employees, officers, directors, stockholders, agents or Affiliates. Seller has provided Buyer with a good faith estimate of Indemnifiable Asset Purchase Expenses (as defined in Section 6.6).

     3.16 Books and Records. Seller has provided or made available to Buyer or its counsel true, correct and complete copies of each document that has been requested by Buyer or its counsel in connection with their legal, financial and technical review of the Purchased Assets and the Business (other than any such document that does not exist or is not in Seller's possession or subject to its control). Without limiting the foregoing, Seller has provided or made available to Buyer or its counsel complete and correct copies of all documents identified on the Seller Disclosure Letter.

     3.17 Liabilities; Solvency. Seller will not be rendered insolvent by the Asset Purchase or the consummation of any other transaction contemplated hereby. The Purchase Price constitutes reasonably equivalent value for the Purchased Assets. Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, of (iii) been convicted of, or pleaded guilty or no contest to, any felony.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Organization and Good Standing. Buyer is a corporation duty organized, validly existing and in good standing under the laws of the British Virgin Islands. Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

     4.2 Authorization; Noncontravention; Enforceability.

     (a) Authorization. Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer.

     (b) Noncontravention. The execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of Buyer, in each case as amended to date or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Buyer in connection with die execution and delivery of this Agreement or the Buyer Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

     (c) Enforceability. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Buyer Ancillary Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

     (d) Investigation. Buyer has conducted its own investigation of the books and records of Seller. Buyer acknowledges, understands and agrees that Seller
(i) previously informed its customers that it is terminating its operations;
(ii) notified its creditors that it is winding up its affairs and will likely not have enough cash to satisfy its obligations; (iii) intends to distribute the proceeds of the Asset Purchase and its remaining cash promptly following the payment of any required Holdback Payment to its creditors and (iv) intends to effect the Seller Wind Down promptly following Day 90.

                                    ARTICLE V
                          CONDUCT PRIOR TO THE CLOSING

     5.1 Seller Stockholder Approval. Promptly after the Agreement Date, Seller will take all action necessary in accordance with its Certificate of Incorporation and Bylaws, each as currently in effect, and all applicable laws for the purpose of approving the Asset Purchase. In lieu of a stockholders' meeting, Seller may obtain a written consent of the Seller Stockholders (the "SELLER STOCKHOLDERS CONSENT") where authorized by the Certificate of Incorporation and Bylaws of Seller. The Board of Directors of Seller will recommend that the Seller Stockholders vote in favor of the Asset Purchase pursuant to the Seller Stockholders Consent and will not change such recommendation.

     5.2 Advice of Changes. Seller will promptly advise Buyer in writing of any
(a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate or (b) breach of any covenant or obligation of Seller pursuant to this Agreement or any Seller Ancillary Agreement.

     5.3 Conduct of Business. During the time period from the Agreement Date until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with the provisions of Article VIII, Seller covenants and agrees that, except as expressly contemplated by this Agreement, Seller will not, without Buyer's prior written consent: (i) take any action that would be inconsistent with any representation or warranty of Seller set forth in Article III or that would cause a breach of any such representation or warranty; (ii) enter into any material transaction or agreement relating to the Purchased Assets; (iii) intentionally grant or intentionally permit any Encumbrance on any of the Purchased Assets; (iv) sell, transfer, assign, convey, lease, license, or otherwise dispose of any of the Purchased Assets; (v) enter into any material Contract for the purchase or sale of any of the Purchased Assets; (vi) waive or release any material right or claim relating to the Purchased Assets; (vii) license any of its technology or Intellectual Property Rights relating to the Purchased Assets or acquire any Intellectual Property Rights (or any license thereto) from any third party; or (viii) agree to do any of the things described in the preceding clauses (i) through (viii).

     5.4 No Other Negotiations. During the time period from the Agreement Date until the earlier to occur of (i) the Closing, (ii) the termination of this Agreement in accordance with the provisions of Article VIII, and (iii) February 15, 2006, Seller covenants and agrees:

     (a) Seller will not, and will not authorize, encourage or permit any other Person, including any of its directors, officers, employees, stockholders, agents, advisors and other representatives (all of the foregoing Persons collectively being the "SELLER REPRESENTATIVES"), on its behalf to, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiry, expression interest, offer or proposal from any Person concerning any Alternative Transaction (as defined below); (ii) cooperate with, facilitate or encourage any effort or attempt by any Person (other than Buyer) to effect any Alternative Transaction; or (iii) enter into or become bound by any letter of intent, agreement, commitment or understanding between Seller and any Person (other than Buyer) that is related to, provides for or concerns any Alternative Transaction. Seller will promptly notify Buyer of any written proposals received by Seller or, to Seller's knowledge, by any of its officers, directors or agents regarding any Alternative Transaction and will identify the party making the proposal and the nature and terms of such proposal. As used herein, the term "ALTERNATIVE TRANSACTION" means any commitment, agreement or transaction with any party other than Buyer or any of its Affiliates involving or providing for the possible disposition of all or any portion of the Purchased Assets or of the Business, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination or strategic transaction. Seller shall keep Buyer fully informed of the status and details of any such proposal and shall provide to Buyer a true, correct and complete copy of such proposal. Seller shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction. In the event that Seller breaches this clause and an Alternative Transaction is consummated, Seller will pay to Buyer the fee set forth in Section 8.3.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     6.1 Access to Information. During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing, Seller shall afford Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to all of Seller's properties, books, Contracts and records and all other information concerning the Business and the Purchased Assets as Buyer may reasonably request. Subject to compliance with applicable law, from the Agreement Date until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing, Seller shall confer from time to time as requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the Business. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Asset Purchase.

     6.2 Confidentiality. Seller covenants and agrees with Buyer that, from and at all times after the Closing, all confidential and/or proprietary information relating to the Purchased Assets and the Business, including any trade secrets, will be held in strict confidence by Seller and will not be disclosed by Seller or any of the Seller Representatives.

     6.3 Public Disclosure. Seller shall not, and Seller shall cause each Seller Representative not to, directly or indirectly, use Buyer's name or refer to Buyer directly or indirectly in connection with Buyer's relationship with Seller in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, unless otherwise required by applicable law or with Buyer's prior written consent. Seller shall not, and Seller shall cause each Seller Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without Buyer's prior written approval. The parties agree to issue, upon mutual written consent, such consent not to be unreasonably withheld or delayed, a press release upon execution of this Agreement announcing the transaction and then the parties will issue a second press release upon Closing.

     6.4 Consents. Seller shall use its reasonable best efforts to obtain as promptly as possible, and deliver to Buyer at or prior to the Closing, all required consents, waivers and approvals under each Assumed Contract, including those listed or described on Schedule 3.3(b)(ii)(B) of the Seller Disclosure Letter, in each case in substantially the form attached hereto as Exhibit C.

     6.5 Legal Requirements. Buyer and Seller shall (i) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement, including any notification or provision of information, if any, that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder, (ii) promptly cooperate with and furnish information to the other party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (iii) take all reasonable actions necessary to obtain (and shall cooperate with the other party hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     6.6 Expenses. Whether or not the Asset Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any costs or expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby and paid by Buyer are collectively referred to as "INDEMNIFIABLE ASSET PURCHASE EXPENSES" and shall constitute "DAMAGES" for purposes of Article IX.

     6.7 Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, reasonably appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Asset Purchase and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII. Notwithstanding the foregoing, neither Buyer nor Seller shall be obligated to contest or litigate any proposed injunction or other order preventing the consummation of the Asset Purchase or affecting Buyer's use or ownership of the Purchased Assets. Each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Asset Purchase and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 6.7 shall be construed as obligating Seller to take any actions or to do any things for a period in excess of 90 days following the Closing Date. Buyer shall cooperate with Seller with respect to the Seller Wind Down.

     6.8 Intentionally Omitted.

     6.9 COBRA. Seller shall be solely responsible for and will honor in accordance with their terms, and Buyer shall not have any liability with respect to, (i) the Seller Benefit Plans and, (ii) all obligations to employees and former employees of Seller (regardless of whether they are Designated Employees or Other Employees) arising on or before the Closing.

     6.10 Reserved.

     6.11 Noncompetition. As a material Inducement and consideration for Buyer to enter into this Agreement, Seller agrees that from and after the Closing until the one year following the Closing Date (the "NONCOMPETITION PERIOD"), Seller shall not, within the United States and its territories, own, operate, advise, assist or lend funds to or invest funds in any Person in any manner that would aid or assist any Person to compete, in any material respect, with the Business or any substantially similar business (the "RESTRICTED BUSINESS"). During the Noncompetition Period, Seller further agrees not to, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship between Buyer or any of its Subsidiaries or Affiliates and any third party, including any customer, collaborator, supplier or employee of Buyer or any of its Subsidiaries or Affiliates, with respect to the Restricted Business. The parties hereto agree that the duration and geographic scope of the noncompetition provisions set forth in this Section 6.11 are reasonable. If any covenant in this Section 6.11 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other Governmental Entity, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon the activities of Seller that are no greater than allowable under then applicable laws.

     6.12 No Post-Closing Retention of Copies. Immediately after the Closing, Seller shall deliver to Buyer (or destroy) copies of any Purchased Assets in Seller's possession or control that are in addition to copies delivered to Buyer as part of the transactions contemplated by this Agreement, whether such copies are in paper form, on computer media or stored in another form.

     6.13 Waiver of Noncompetition Agreements. Except as provided in Section 2.1(e), Seller hereby waives any and all noncompetition agreements in Seller's favor regarding any of its current or former employees who become employees of Buyer or any of its Affiliates after the Closing.

                                   ARTICLE VII
                        CONDITIONS TO THE ASSET PURCHASE

     7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Asset Purchase shall be in effect, nor shall any proceeding seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Asset Purchase, which makes the consummation of the Asset Purchase illegal.

     (b) Governmental Approvals. Buyer and Seller shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of, or in connection with, the Asset Purchase and the other transactions contemplated hereby.

     (c) Seller Stockholder Approval. The Seller Stockholder Approvals shall have been obtained.

     7.2 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions, each of which may be waived, in writing, by Seller (it being understood that such conditions are solely for the benefit of Seller and may be waived in writing by Seller in its sole discretion without notice, liability or obligation to any Person):

     (a) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

     (b) Covenants. Buyer shall have performed and complied In all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

     7.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by Buyer (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in its sole discretion without notice, liability or obligation to any Person):

     (a) Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to the specified date), and at the Closing Buyer will have received a certificate to such effect from Seller executed by Seller's Chief Executive Officer.

     (b) Covenants. Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing, and at the Closing Buyer will have received a certificate to such effect from Seller executed by Seller's Chief Executive Officer.

     (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Buyer's ownership, conduct or operation of the Business following the Closing shall be in effect, nor shall any suit, action or proceeding before any Governmental Entity seeking any of the foregoing, seeking to obtain from Buyer, Seller or any of their respective Affiliates in connection with the Asset Purchase any material damages, or seeking any other relief that following the Asset Purchase could reasonably be expected to materially limit or restrict the ability of Buyer and/or its subsidiaries to own and conduct both the assets and businesses owned and conducted by Buyer and/or its subsidiaries prior to the Asset Purchase and the assets and businesses owned and conducted by Seller prior to the Asset Purchase, be pending or threatened.

     (d) Third Party Consents. Seller shall have obtained and delivered to Buyer duly executed copies of all consents, waivers and approvals set forth on
Schedule 3.3(b)(ii)(B) of the Seller Disclosure Letter required in connection with the consummation of the Asset Purchase, in form reasonably acceptable to Buyer.

     (f) Offer Letters and Non-Solicitation Agreements. Each of Jonathon Knight and Ron Drabkin shall have executed and delivered a Non-Solicitation Agreement, which shall be in full force and effect, and each of the Designated Employees shall have delivered an Offer Letter, which shall be in full force and effect, and each Designated Employee shall continue to be an employee of Seller as of immediately prior to the Closing.

     (g) Transition Services Agreement. Buyer shall have received from Mr. Roumeliotis an executed copy of the Roumeliotis Non-Competition Agreement and the agreement with respect to transition services in the form attached hereto as Exhibit C.

     (h) Intellectual Property Assignments. Seller shall have executed and delivered to Buyer an Assignment of Copyrights, an Assignment of Trademarks, an Assignment of Patents and an Assignment of Domain Names in form reasonably acceptable to Buyer.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Seller.

     8.2 Unilateral Termination.

     (a) Either Buyer, on the one hand, or Seller, on the other hand, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Entity shall have issued an injunction, order, decree or ruling or taken any other action to restrain, enjoin, make illegal or otherwise prohibit the Asset Purchase.

     (b) Either Buyer, on the one hand, or Seller, on the other hand, by giving written notice to the other, may terminate this Agreement if the Asset Purchase shall not have been consummated by midnight Pacific Time on February 15, 2006 (unless such date extended upon written consent of Buyer and Seller); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article VII or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

     (c) Either Buyer, on the one hand, or Seller, on the other hand, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if the other has committed a material breach of (i) any of such party's representations and warranties contained in this Agreement or (ii) any of such party's covenants contained in this Agreement, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 8.2(c). Notwithstanding the foregoing, Buyer may terminate this Agreement at any time after Seller's any breach of Section 5.4 of this Agreement (whether or not material) by giving written notice to Seller, it being understood that such a breach is not capable of being cured.

     8.3 No Liability for Termination. Termination of this Agreement by a party (the "TERMINATING PARTY") in accordance with the provisions of this Article VIII will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of this Article VIII and Article X shall survive any termination of this Agreement. Notwithstanding the foregoing, in the event that Buyer terminates this Agreement pursuant to Section 8.2(c) as a result of any breach of Section 5.4 of this Agreement, then, in any such case, the Seller shall pay to Buyer a fee equal to $100,000 plus costs incurred by Buyer in connection with its due diligence, in immediately available funds promptly but in no event later than: 2 business days after the date an Alternative Transaction is consummated.

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 Survival of Representations; Survival of Claims. The representations and warranties of Seller contained in this Agreement (including the Seller Disclosure Letter and the Exhibits and Schedules to this Agreement) and the other agreements, certificates and documents contemplated hereby shall survive the Closing and shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with the provisions of Article VIII and (ii) that date which is 90 days after the Closing Date; provided, further, that such expiration shall not affect the rights of any Indemnified Person (as defined in Section 9.2) under this Article IX or otherwise in respect of any fraud, willful misrepresentation or willful misconduct by Seller. The representations and warranties of Buyer shall terminate upon the Closing. Notwithstanding anything to the contrary, if, prior to the applicable expiration date of the representations and warranties of Seller contained in this Agreement set forth above, Buyer makes a claim under this Agreement with respect to a misrepresentation in, or breach of, any representation or warranty, then Buyer's rights to Damages (defined below) for such claim, if otherwise recoverable, shall survive any expiration of such representation or warranty. Subject to the applicable limitations on the liability of Seller in Section 9.3, the aggregate amount of Damages for which Buyer is entitled to make a claim under this Agreement shall not be limited to Damages incurred prior to the applicable expiration date, but shall include all such Damages incurred by, or reasonably likely to be incurred, Buyer through the applicable expiration date and thereafter in connection with any claim for which Buyer may seek recovery prior to applicable expiration date.

     9.2 Indemnification. Subject to the limitations set forth in this Article IX, Seller shall indemnify and hold harmless Buyer and its directors, officers, agents and employees and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act (each of the foregoing being referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, liabilities, damages, costs and expenses, including costs of investigation and defense, reasonable legal fees and expenses and other professionals' and experts' reasonable fees and expenses (collectively, "DAMAGES") arising from assessments, claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of
(i) any inaccuracy of any representation or warranty made by Seller in this Agreement (including the Seller Disclosure Letter and the Exhibits and Schedules to this Agreement) to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), (ii) any failure of any certification, representation or warranty made by Seller in any certificate delivered to Buyer pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Buyer, (iii) any breach of or default in connection with any of the covenants or agreements made by Seller in this Agreement or any Seller Ancillary Agreement, (iv) any of the matters set forth on the Seller Disclosure Letter that constitutes an exception to Section 3.5, (v) any Indemnifiable Asset Purchase Expenses, (vi) any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby, and/or (vii) any Excluded Liabilities or Excluded Assets.

     9.3 Limitations. Seller's liability to Buyer under this Agreement shall be limited to an offset against the amount of the Holdback Payment; provided, that the foregoing limitation shall not apply in the case of Seller's fraud, willful misrepresentation or willful misconduct by Seller.

                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1 Governing Law; Dispute Resolution; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Any dispute directly or indirectly based upon, arising out of, connected to or relating to this Agreement, the transactions contemplated hereby or any right or obligation created hereby, irrespective of the legal theory or claims underlying any such dispute (including any tort and statutory claims), shall be resolved in any court of competent jurisdiction located in the County of Fulton, Georgia. Each of the parties to this Agreement hereby irrevocably (a) consents to submit itself to the personal jurisdiction of any California state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion for forum of non conveniens or other actions or other motions asserting the aforementioned forum is inconvenient, and (c) agrees that it will not bring any action in relation of this Agreement or any of the other transactions contemplated hereby in any court other than a Georgia state or federal court. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ISSUE WITHIN ANY ACTION AT LAW OR SUIT IN EQUITY DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, CONNECTED TO OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY RIGHT OR OBLIGATION CREATED HEREBY.

     10.2 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in writing in accordance with this Section 10.2.

     (a)  if to Buyer:

          CDC Software
          Two Concourse Parkway, Suite 800
          Atlanta, Georgia 30328
          Attention of: Verome Johnston, CFO
          Facsimile: _______________________

     (b)  if to Seller:

          JRG Software, Inc.
          2755 Campus Drive, Suite 220
          San Mateo, California
          Attention: George Roumeliotis
          Facsimile: _______________________

     10.3 Interpretation; Rules of Construction. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to, this

Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "provided to," "furnished to," and phrases of similar import when used herein, unless the context otherwise requires, means that a true, correct and complete paper copy of the information or material referred to has been furnished to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms "hereof," "herein," "hereunder" and derivative or similar words refer to this entire Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

     10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     10.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules and the Seller Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, dated as of January 26, 2006 between Buyer and Seller, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with the provisions of Article VIII and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder unless specifically provided otherwise herein, except that Article IX is intended to benefit the Indemnified Persons. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without Seller's prior consent; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     10.7 Amendment; Extension; Waiver. Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. At any time, either Buyer or Seller may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

     10.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court or arbiter (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     10.9 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

     10.10 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 10.10.

     10.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:                                  SELLER:
CDC SOFTWARE HOLDING CORPORATION        JRG SOFTWARE, INC.


By: /s/ Illegible                       By: /s/ George Roumeliotis
    ---------------------------------       ------------------------------------
[Name],                                 [Name], George Roumeliotis
        -----------------------------   [Title] Interim CEO
[title]
        -----------------------------

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                    Schedules
                                [TO BE ATTACHED]